UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Soliciting Material under §240.14a-12

Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified In Its Charter)

Blackwells Capital LLC
Jason Aintabi
Craig M. Hatkoff
Jennifer M. Hill
Todd S. Schuster
Allison Nagelberg
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Blackwells Capital LLC, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director candidates at the 2021 annual meeting of stockholders (including any other meeting of stockholders held in lieu thereof, and adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation, and for the approval of six business proposals to be presented at the Annual Meeting.

On January 15, 2021, Blackwells Capital LLC issued the following press release:

Blackwells Welcomes Monmouth’s Announced Strategic Review of Alternatives

Urges Board to Create a Special Committee to Ensure Objectivity

Announces Intention to Nominate Four Exceptional Director Candidates to the Board

NEW YORK, Jan. 15, 2021 (GLOBE NEWSWIRE) -- Blackwells Capital LLC (together with its affiliates “Blackwells”), an alternative investment management firm that owns approximately 4% of the outstanding shares of common stock of Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth” or the “Company”), today announced its support for the strategic alternatives process announced by Monmouth, while demanding the Board of Directors (the “Board”) create a Special Committee of independent directors, unaffiliated with the Landy family.

Jason Aintabi, Chief Investment Officer of Blackwells, said, “We made our $18 per share offer for Monmouth, noting that Monmouth was not suited to being a public company – investors have grown weary of the Landy family’s control and poor capital allocation, and the lack of liquidity in the stock which has further dampened investor interest. We are pleased that the Board has taken our direction, and is now running a strategic alternatives process. If that process is conducted in earnest, we expect it will lead to a sale of the Company.”

Blackwells remains concerned that the Landy family, whose members and friends constitute a majority of the Board, has a strong desire to have Monmouth remain an independent company and preserve the family’s effective control. Blackwells noted that Monmouth has devoted significant shareholder capital to a non-core securities portfolio that supports a company in which the Landy family has separate interests. And, Blackwells believes the Landy family’s legacy ownership position has a low cost basis, which may make a sale of the Company less attractive to the Landy family than to other owners, as a matter of tax and estate planning.

“For the strategic alternatives process to be credible and reach an objective conclusion the Monmouth Board must not allow the Landy family members and their friends to have undue influence,” continued Mr. Aintabi. “We believe the Board should establish a Special Committee, consisting of entirely independent directors, to oversee the review process, ensuring shareholders reach an optimal outcome.”

Blackwells has previously provided the Company with notice of its intention to nominate four candidates for election to the Board at the upcoming 2021 Annual Meeting of Shareholders. The professionals that Blackwells has nominated have experience in real estate, capital markets, mergers and acquisitions and public company governance. If elected, the Blackwells nominees will be independent of Landy family influence and help Monmouth consider all alternatives fairly and objectively.

Blackwells’ nominees to the Monmouth Board are:

•	Craig M. Hatkoff. Mr. Hatkoff has served as Executive Chairman of LEX Markets, a real estate and alternative asset fintech start-up, since April 2019. He was the Co-Head of the Real Estate Investment Banking Unit of Chemical Bank and serves on the Board of Colony Capital, Inc., a public real estate investment trust that focuses on global digital infrastructure, and SL Green Realty Corp., a public real estate investment trust and the largest owner of commercial real estate in Manhattan. He served as a Director of Taubman Centers, Inc., a real estate investment trust engaged in the ownership, management and leasing of retail properties, from May 2004 to January 2019, and was a Co-Founder and Director of Capital Trust, Inc., a real estate investment management company, from 1997 to 2010.

•	Jennifer M. Hill. Ms. Hill has served as the Founder and CEO of Murphy Hill Consulting, a Connecticut-based consulting business providing consulting services focused on the financial services, asset management, insurance and risk management industries, since October 2017. She served as the Chief Financial Officer of Bank of America Merrill Lynch from 2011 to 2014. Prior to joining Bank of America, Ms. Hill was Group Director of Strategy and Corporate Finance at Royal Bank of Scotland, the Chief Financial Officer of Tisbury Capital Management and a Managing Director of Goldman Sachs, & Co. Ms. Hill is a director of Santander Asset Management, an international asset manager; Melqart Funds, which are London-based hedge funds focused on event-driven strategies; LaCrosse Milling, a Wisconsin-based oat milling company; and Arkadia Asset Management, a Swiss-based hedge fund.

•	Allison Nagelberg. From 2000 until her retirement in December 2019, Ms. Nagelberg served as the General Counsel of Monmouth. Ms. Nagelberg also served as General Counsel of UMH Properties, Inc., a public REIT and related company of Monmouth that owns and operates manufactured housing communities, from 2000 to 2013. Ms. Nagelberg served as General Counsel of Monmouth Capital Corporation, a public REIT investing in net-leased industrial properties, from 2000 to 2007, at which time Monmouth Capital became a wholly owned subsidiary of Monmouth.

•	Todd S. Schuster. Mr. Schuster was as a Senior Partner for Ares Management, a global alternative asset manager with over $140 billion of assets under management, from June 2013 to September 2015. While at ARES, Mr. Schuster served as Global Head of Real Estate Credit Investments and in that role served as the Co-Chief Executive Officer, then sole Chief Executive Officer, of Ares Commercial Real Estate Corporation, a publicly traded specialty finance company and real estate investment trust. Mr. Schuster previously founded, and served as the Chief Executive Officer, and as a member of the Board of Directors, of CW Financial Services LLC, an investment and financial services firm, from 1992 to 2009. Since July 2020, he has served as a member of the board of directors of TPG Real Estate Finance Trust, a publicly held commercial real estate finance company. Mr. Schuster served on the Board of Directors of ACRE from April 2012 to September 2015, including as an independent director and member of the audit committee until May 2013.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

BLACKWELLS CAPITAL LLC (“BLACKWELLS”) STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO BLACKWELLS.

The participants in the proxy solicitation are Blackwells, Jason Aintabi, Craig M. Hatkoff, Jennifer M. Hill, Allison Nagelberg, and Todd Schuster (collectively, the “Participants”).

As of the date hereof, Blackwells beneficially owns 200,100 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including 125,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof. Additionally, Blackwells beneficially owns options that provide the holder the right to sell an underlying 25,000 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. As of the date hereof, Mr. Aintabi beneficially owns 3,725,134 shares of Common Stock, including (i) 200,100 shares of Common Stock owned by Blackwells, of which Mr. Aintabi may be deemed the beneficial owner, as Managing Partner of Blackwells, (ii) 3,370,034 shares of Common Stock beneficially owned by BW Coinvest Management I LLC, which Mr. Aintabi, as the owner and President & Secretary of Blackwells Asset Management LLC, the owner and sole member of BW Coinvest Management I LLC, may be deemed to beneficially own and (iii) 155,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof. Additionally, Mr. Aintabi may be deemed to beneficially own options that provide the holder the right to sell an underlying 75,000 shares of Common Stock which are exercisable within sixty (60) days of the date hereof. As of the date hereof, Ms. Nagelberg is the beneficial owner of 64,089.5767 shares of Common Stock, and Mr. Schuster is the beneficial owner of 102,248 shares of Common Stock. Neither Ms. Hill nor Mr. Hatkoff owns any shares of Common Stock as of the date hereof. Collectively, the Participants beneficially own in the aggregate approximately 3,891,471.5767 shares of Common Stock, including (i) 280,000 shares of Common Stock underlying call options exercisable within sixty (60) days of the date hereof, representing approximately 4.07% of the outstanding shares of Common Stock.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com

Contact:

Gagnier Communications

Dan Gagnier / Jeffrey Mathews

646-569-5897

Blackwells@gagnierfc.com